Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS FIRST QUARTER RESULTS

Net Income of $11.2 Million in the First Quarter of 2015

Financial and operating highlights include:

•	Minutes of use of 34.7 billion for the first quarter of 2015, the second highest level in the history of the Company, increased 4.8% compared to the first quarter of 2014.

•	Net income of $11.2 million for the first quarter of 2015, an increase of 21.7% compared to the first quarter of 2014.

•	Adjusted EBITDA (a non-GAAP financial measure) of $21.2 million for the first quarter of 2015, an increase of 5.0% compared to the first quarter of 2014.

•	Free cash flow (a non-GAAP financial measure) of $19.1 million in the first quarter of 2015, compared with $17.6 million in the first quarter of 2014 and $16.3 million in the fourth quarter of 2014.

CHICAGO, April 23, 2015 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced its financial results for the first quarter of 2015.

“We had a great start to the year as the results for the first quarter of 2015 were in line with our expectations,” said Ed Evans, Chief Executive Officer of Inteliquent. “We carried the second highest number of minutes across our network and generated the highest net income since the sale of Tinet in the second quarter of 2013. Our vigilant focus on providing the highest quality voice services, while concurrently maximizing operational efficiencies, is reflected in our solid first quarter performance.”

First Quarter Results

Inteliquent generated revenue of $55.1 million in the first quarter of 2015, a decrease of 2.0%, or $1.1 million, from $56.2 million of revenue in the first quarter of 2014. The decrease related primarily to a decrease in the average rate per minute, offset slightly by an increase in minute volumes. Average rate per minute for the first quarter of 2015 was $0.00159, a decrease of 6.5%, compared to $0.00170 for the first quarter of 2014. Minutes of use increased 4.8% to 34.7 billion minutes in the first quarter of 2015, compared to 33.1 billion minutes in the first quarter of 2014.

Network and facilities expense for the first quarter of 2015 was $22.8 million, a decrease of 8.4%, or $2.1 million, from $24.9 million for the first quarter of 2014. The decrease in network and facilities expense was primarily due to decreased termination costs as a result of efforts to maximize margin on the settlement costs we pay to terminate certain long distance traffic.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $12.8 million for the first quarter of 2015, an increase of 8.5%, or $1.0 million, from $11.8 million for the first quarter of 2014. The increase in operating expenses was primarily due to higher employee expenses driven by an increase in headcount.

Depreciation and amortization expense was $2.6 million for the first quarter of 2015, or 4.7% of revenue, compared to $3.1 million for the first quarter of 2014, or 5.5% of revenue. The decrease of $0.5 million in depreciation and amortization expense resulted from a lower depreciable base of assets due to less capital expenditures during the current year.

Income from operations in the first quarter of 2015 was $16.8 million, compared to income from operations of $15.3 million for the first quarter of 2014.

Other (income) expense in the first quarter of 2015 included a $1.3 million receipt from an escrow fund that had been established in connection with the original purchase of the Tinet global data business in 2010.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the first quarter of 2015 was $21.2 million, an increase of 5.0% or $1.0 million, from $20.2 million for the first quarter of 2014. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the first quarter of 2015 was $19.1 million, an increase of 8.5% or $1.5 million, from $17.6 million for the first quarter of 2014. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income.

Conference Call & Web Cast

The first quarter conference call will be held on Thursday, April 23, 2015 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-888-359-3624 (within the United States and Canada), or 1-719-325-2435 (international callers) and entering the conference ID number: 5608732. A replay of the call will be available approximately two hours after the call has ended and will be available until 12:00 p.m. (ET) on May 23, 2015. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 5608732.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; the ability to identify and successfully attract a highly qualified successor to the Chief Executive Officer and his or her future performance; the length of time required to complete an executive search; cooperation by key parties during the Chief Executive Officer transition process; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; the possibility of litigation or other actions related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2014, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately eleven billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2015	2014
Revenue	$55,054	$56,217
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	22,765	24,890
Operations	7,620	7,307
Sales and marketing	643	676
General and administrative	4,555	3,800
Depreciation and amortization	2,643	3,141
Loss on sale of property and equipment	33	—
Loss on sale of Americas data assets	—	1,081

Total operating expense	38,259	40,895

Income from operations	16,795	15,322

Other (income) expense:
Interest expense	16	2
Other (income) expense	(1,290)	—

Total other (income) expense	(1,274)	2

Income before provision for income taxes	18,069	15,320
Provision for income taxes	6,887	6,127

Net income	$11,182	$9,193

Earnings per share:
Basic	$0.33	$0.28
Diluted	$0.33	$0.28
Weighted average number of shares outstanding:
Basic	33,496	32,273
Diluted	33,970	32,616
Dividends paid per share:	$0.150	$0.075

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$113,552	$104,737
Receivables — net of allowance of $2,284 and $2,336, respectively	33,515	32,766
Deferred income taxes-current	—	836
Prepaid expenses	2,643	2,198
Other current assets	879	1,320

Total current assets	150,589	141,857
Property and equipment—net	22,302	23,678
Restricted cash	345	345
Deferred income taxes-noncurrent	4,308	3,284
Other assets	1,500	1,007

Total assets	$179,044	$170,171

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,084	$1,607
Accrued liabilities:
Taxes payable	1,491	1,263
Circuit cost	9,035	7,266
Rent	1,984	2,015
Payroll and related items	2,441	3,079
Other	1,265	897
Deferred income taxes-current	171	—

Total current liabilities	17,471	16,127

Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock—par value of $.001; 150,000 authorized shares; 33,542 shares and 33,458 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	33	33
Less treasury stock, at cost; 3,351 shares at March 31, 2015 and December 31, 2014	(51,668)	(51,668)
Additional paid-in capital	219,002	217,628
Accumulated deficit	(5,794)	(11,949)

Total shareholders’ equity	161,573	154,044

Total liabilities and shareholders’ equity	$179,044	$170,171

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2015	2014
Operating
Net income	$11,182	$9,193
Adjustments to reconcile net income to net cash flows provided by (used for) operating activities:
Depreciation and amortization	2,643	3,141
Deferred income taxes	(17)	255
Loss on sale of property and equipment	33	—
Loss on sale of Americas data assets	—	1,081
Gain on settlement of Tinet escrow	(1,290)	—
Non-cash share-based compensation	1,778	1,024
Provision for uncollectible accounts	(30)	205
Excess tax benefit associated with share-based payments	(158)	(112)
Changes in assets and liabilities:
Receivables	(719)	(16,105)
Other current assets	(22)	(1,225)
Other noncurrent assets	(493)	48
Accounts payable	258	634
Accrued liabilities	3,134	(608)

Net cash provided by (used for) operating activities	16,299	(2,469)

Investing
Purchase of property and equipment	(2,089)	(2,582)
Proceeds from sale of property and equipment	26	—

Net cash used for investing activities	(2,063)	(2,582)

Financing
Proceeds from the exercise of stock options	72	1,343
Restricted shares withheld to cover employee taxes paid	(624)	(295)
Dividends paid	(5,027)	(2,434)
Excess tax benefit associated with share-based payments	158	112

Net cash used for financing activities	(5,421)	(1,274)

Net increase (decrease) in cash and cash equivalents	8,815	(6,325)

Cash and cash equivalents — Beginning	104,737	77,004

Cash and cash equivalents — Ending	$113,552	$70,679
Supplemental disclosure of cash flow information:
Cash paid for taxes	$6,207	$6,579
Cash paid for interest	$—	$—
Supplemental disclosure of noncash flow items:
Investing activity — Accrued purchases of property and equipment	$567	$1,778

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics:

	Three Months Ended
(In millions, except per minute amounts)	Mar. 31 2014	Jun. 30 2014	Sep. 30 2014	Dec. 31 2014	Mar. 31 2015

Total Revenue	$56.2	$54.9	$54.0	$55.4	$55.1
Adjusted EBITDA	$20.2	$19.5	$20.0	$20.1	$21.2
Total Capital Expenditures	$2.6	$2.7	$1.0	$3.8	$2.1
Free Cash Flow	$17.6	$16.8	$19.0	$16.3	$19.1
Average Revenue per Minute	$0.00170	$0.00162	$0.00156	$0.00158	$0.00159

Minutes of Use (in millions):
Local
Local Transit Services	15,178	15,513	15,706	15,040	15,155

Switched Access (Long Distance)
Termination Services	12,539	13,161	13,878	15,123	14,729
Origination Services	5,418	5,222	5,038	4,768	4,794

Total Minutes of Use	33,135	33,896	34,622	34,931	34,678

# of Employees	149	154	155	160	160

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow,” which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; non-recurring amounts incurred in connection with the discontinuation of our hosted service offering; the gain on the sale of the global data business; and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, the gain on the sale of the global data business, and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Condensed Consolidated Statements of Cash Flows. Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases. There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended
(In thousands)	Mar. 31 2014	Jun. 30 2014	Sep. 30 2014	Dec. 31 2014	Mar. 31 2015

Net income	$9,193	$9,448	$9,776	$10,106	$11,182
Interest expense	2	17	18	14	16
Provision for income taxes	6,127	6,036	6,123	6,417	6,887
Depreciation and amortization	3,141	3,010	2,985	2,681	2,643

EBITDA	$18,463	$18,511	$18,902	$19,218	$20,728
Non-cash share-based compensation	1,024	1,085	1,159	1,001	1,778
Hosted services	(358)	(117)	(28)	(75)	—
Loss on sale of global data business	1,081	—	—	—	—
Gain on receipt resulting from Tinet escrow settlement	—	—	—	—	(1,290)

Adjusted EBITDA	$20,210	$19,479	$20,033	$20,144	$21,216

Capital Expenditures	2,582	2,685	1,012	3,811	2,089

Free Cash Flow	$17,628	$16,794	$19,021	$16,333	$19,127